Filed Pursuant to Rule 424(b)(5)
Registration No. 333-160802

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 25, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 27, 2009)

$

GAMCO Investors, Inc.

% Senior Notes due 2021

The notes will bear interest at the rate of     % per year. Interest on the notes is payable on                      and                      of each year, commencing on                     , 2011. The notes will mature on                     , 2021. We may redeem some or all of the notes at any time before maturity at the “make-whole” price discussed under “Description of the Notes — Optional Redemption.” We may also redeem some or all of the notes at a redemption price equal to 101% of principal amount of notes redeemed, plus any accrued and unpaid interest on the notes redeemed to the redemption date, upon the occurrence of a Going Private/Rule 13e-3 Transaction and a Below Investment Grade Rating Event. See “Description of the Notes — Optional Going Private Redemption.” As described under “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event,” if we experience a Change of Control and a Below Investment Grade Rating Event, we will be required to make an offer to purchase the notes from holders at a price equal to 101% of principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to the date of repurchase, unless we have previously exercised our right to redeem the notes.

The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. The notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	%	$
Underwriting Discount	%	$
Proceeds, before expenses, to GAMCO Investors, Inc.	%	$

Interest on the notes will accrue from                     , 2011 to the date of delivery.

Securities entitlements with respect to the notes will be credited on or about                     , 2011, in book-entry form through the facilities of The Depository Trust Company to the accounts of its participants, including Clearstream Banking, societe anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on behalf of the purchasers.

Sole Book-Running Manager

Citi

                    , 2011

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the accompanying prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in making your investment decision. You should also read and consider the additional information in the accompanying prospectus under the caption “Where You Can Find More Information.”

Unless otherwise stated or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “GAMCO,” “we,” “our” or “us” refer to GAMCO Investors, Inc. and its direct and indirect subsidiaries, while references to “GAMCO Investors, Inc.” refer only to the holding company on an unconsolidated basis.

S-ii

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” in our Annual Report on Form 10-K, and our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

GAMCO Investors, Inc.

GAMCO Investors, Inc., well known for its value investing hallmark Private Market Value (PMV) with a CatalystTM investment approach, is a widely-recognized provider of investment advisory services to mutual funds, institutional and private wealth management investors, and investment partnerships, principally in the United States. Through Gabelli & Company, Inc., our broker-dealer subsidiary, we provide institutional research services to institutional clients and investment partnerships. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are based primarily on the firm’s levels of assets under management (“AUM”) and, to a lesser extent, incentive fees associated with our various investment products.

Since 1977, we have been identified with and enhanced the “value” style approach to investing. Over the 33 years since the inception of the firm, consistent with our fundamental objective of providing an absolute rate of return for our clients, we have generated over $16.2 billion in investment returns for our institutional and private wealth management clients. Our investment objective is to earn a superior risk-adjusted return for our valued clients over the long-term through our proprietary fundamental research. In addition to our value portfolios, we offer our clients a broad array of investment strategies that include global, growth, international and convertible products. We also offer a series of investment partnership (performance fee-based) vehicles that provide a series of long-short investment opportunities, both market and sector specific opportunities, including offerings of non-market correlated investments in merger arbitrage, as well as a fixed income strategy.

As of March 31, 2011, we had $35.4 billion of assets under management. We conduct our investment advisory business principally through our subsidiaries: GAMCO Asset Management Inc. (Institutional and Private Wealth Management), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships). We also act as an underwriter, are a distributor of our open-end funds and provide institutional research services through Gabelli & Company, Inc.

Our assets under management are organized into three groups:

Institutional and Private Wealth Management: We provide advisory services to a broad range of investors, including private wealth management, corporate pension and profit-sharing plans, foundations, endowments, jointly-trusteed plans and municipalities, and also serve as sub-advisor to certain other third-party investment funds including registered investment companies (“Institutional and Private Wealth Management”). Each Institutional and Private Wealth Management portfolio is managed to meet the needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise. On March 31, 2011, we had $14.7 billion of Institutional and Private Wealth Management assets under management.

Open and Closed-End Funds: We provide advisory services to twenty-one open-end funds and nine closed-end funds under the Gabelli, GAMCO and Comstock brands (collectively, the “Funds”). The Funds had $20.1 billion of assets under management on March 31, 2011.

Investment Partnerships: We provide advisory services to limited partnerships and offshore funds (“Investment Partnerships”). We managed a total of $547 million in Investment Partnership assets on March 31, 2011.

GAMCO Investors, Inc. is a holding company formed in connection with our initial public offering in February 1999. GGCP Holdings, LLC, a subsidiary of GGCP, Inc., owns a majority of the outstanding shares of Class B Common Stock of GAMCO Investors, Inc. Such ownership represented approximately 94% of the combined voting power of the outstanding common stock and approximately 73% of the equity interest on March 31, 2011. GGCP, Inc. is majority-owned by Mr. Mario J. Gabelli, the Chairman and Chief Executive Officer of GAMCO Investors, Inc. Mr. Gabelli is deemed to control GAMCO Investors, Inc.

Our principal executive offices are located at One Corporate Center, Rye, New York 10580. Our telephone number is (914) 921-3700.

Our Strengths

Strong Industry Fundamentals. According to data compiled by the U.S. Federal Reserve, the investment management industry has grown faster than more traditional segments of the financial services industry, including the banking and insurance industries. Since we began managing assets for institutional and private wealth management clients in 1977, world equity markets have grown at a 11.3% compounded annual growth rate through December 31, 2010 to nearly $52 trillion(a). The U.S. equity market comprises approximately $15.4 trillion(a) or roughly 30% of world markets. We believe that demographic trends and the growing role of money managers in the placement of capital compared to the traditional role played by banks and life insurance companies will result in continued growth of the investment management industry.

(a)	Source: Birinyi Associates, LLC

Long-Term Performance. We have a superior long-term record of achieving relatively high returns for our Institutional and Private Wealth Management clients. We believe that our performance record represents a competitive advantage and a recognized component of our franchise.

Stock Market Gains. Since we began managing for institutional and private wealth management clients in 1977, our traditional value-oriented Institutional and Private Wealth Management composite has earned a compound annual return of 16.3% net of fees versus a compound annual return of 11.1% for the S&P 500 through December 31, 2010.

Widely-Recognized “Gabelli” and “GAMCO” Brand Names. For much of our history, our portfolio managers and investment products have been featured in a variety of financial print media, including both U.S. and international publications such as The Wall Street Journal, Financial Times, Money Magazine, Barron’s, Fortune, Business Week, Nikkei Financial News, Forbes Magazine, Consumer Reports and Investor’s Business Daily. We also underwrite publications written by our investment professionals, including Deals…Deals…and More Deals, which examines the history of merger arbitrage, and Global Convertible Investing: The Gabelli Way, a comprehensive guide to effective investing in convertible securities.

Diversified Product Offerings. Since the inception of our investment management activities, we have sought to expand the breadth of our product offerings. We currently offer a wide spectrum of investment products and strategies, including product offerings in U.S. equities, U.S. fixed income, global and international equities, convertible securities, U.S. balanced and investment partnerships.

Our Strategies

Our business strategy targets global growth of the franchise through continued leveraging of our proven asset management strengths, including our brand name, long-term performance record, diverse product offerings and experienced investment, research and client service professionals. In order to achieve growth in AUM and profitability, we are pursuing a strategy which includes the following key elements:

Gabelli “Private Market Value (PMV) with a CatalystTM” Investment Approach. While we have expanded our investment product offerings, our “value investing” approach remains the core of our business. This method is based on the value investing principles articulated by Graham & Dodd in 1934 and further augmented by Mario J. Gabelli, CFA, with his development of Private Market Value (PMV) with a CatalystTM as the value investment methodology. The development of PMV analysis combined with the concept of a catalyst has evolved from the original Graham & Dodd value investing approach to a Gabelli augmented Graham & Dodd.

Private Market Value (PMV) with a CatalystTM investing is a disciplined, research-driven approach based on intensive security analysis. In this process, we generally select stocks whose intrinsic value, based on our estimate of current asset value and future growth and earnings power, is significantly different from the value as reflected in the public market. We then calculate the firm’s PMV, which is defined as the price an informed industrial buyer would be likely to pay to acquire the business.

Our value team generally looks for situations in which catalyst(s) is (are) working to help to narrow the spread between the public market price and the estimated PMV. Catalysts which are company specific include: realization of hidden assets, recognition of underperforming subsidiaries, share buybacks, spin-offs, mergers and acquisitions, balance sheet changes, new products, accounting changes, new management and cross-shareholder unwinding. Other catalysts are related to industry dynamics or macroeconomics and include but are not limited to: industry consolidation, deregulation, accounting, tax, pension and political reforms, technological change and the macroeconomic backdrop. The time horizons for catalysts to trigger change can either be short-term, medium-term or long-term.

Establishing Research Centers. To enhance our research in our core research competency, we have two Asian research offices in Shanghai and Hong Kong supplementing our existing offices in London, New York, Chicago, Greenwich, Connecticut, Minneapolis and St. Louis, Missouri. We will continue to evaluate adding additional research offices throughout the world. In addition to research, these centers, along with Reno, Nevada and Palm Beach, Florida, serve as relationships centers.

Introducing New Products and Services. We believe we have the capacity for development of new products and services around the Gabelli and GAMCO brands to complement our existing product offerings. New products since our initial public offering include:

•

Seven closed-end funds: The Gabelli Dividend & Income Trust, The GDL Fund, The Gabelli Global Utility and Income Trust, The Gabelli Global Gold, Natural Resources & Income Trust, The Gabelli Utility Trust, The Gabelli Healthcare and WellnessRX Trust, and The Gabelli Natural Resources, Gold & Income Trust. In January 2011, we added the seventh closed end fund since going public and our tenth closed end fund overall, with the offering of The Gabelli Natural Resources, Gold & Income Trust (GNT).

•	Four open-end funds: Gabelli Blue Chip Value Fund, Gabelli Utilities Fund, Gabelli Woodland Small Cap Value Fund, Gabelli SRI Fund, rebranded as Gabelli Green SRI Fund, Inc.

•	Four offshore funds: Gabelli Capital Structure Arbitrage Fund Ltd., Gabelli Associates Limited II E, GAMCO Strategic Value Fund, a Luxembourg SICAV, and Gabelli Green Long/Short Fund, Ltd.

•

Seven private limited partnerships: Gabelli Capital Structure Arbitrage Fund L.P., Gabelli Intermediate Credit, L.P., Gabelli Japanese Value Partners, L.P., Gabelli Associates Fund II, L.P., GAMA Select Energy Plus, L.P., GAMCO Medical Opportunities, L.P. and Gabelli Green Long/Short Fund, L.P.

Incentive Fees and Fulcrum Fees. We strive to receive an increasing portion of our revenues and earnings through various products with incentive and fulcrum fees. Since we envision that a growing percentage of the firm’s revenues will be directly linked to performance-based fees, this may increase the variability of our revenues and profits, largely booked in the fourth quarter. As of March 31, 2011, approximately $1.9 billion of Institutional and Private Wealth Management assets are managed on a performance fee basis along with $875 million of preferred issues of closed-end funds, the $418 million The GDL Fund and $547 million of investment partnership assets. Unlike most money management firms, we elected not to receive a management fee on a majority of the preferred offerings in our closed-end funds until the fund’s overall performance exceeds each preferred’s nominal cost of capital. In addition, the incubation of new product strategies using proprietary capital will compensate the investment team with a performance fee model to reinforce our pay-for-performance approach.

Expanding Mutual Fund Distribution. We continue to expand our distribution network primarily through national and regional brokerage firms and have developed additional classes of shares for most of our mutual funds for sale through these firms and other third-party distribution channels on a commission basis. We have increased our wholesaling efforts to market the multi-class shares, which have been designed to meet the needs of investors who seek advice through financial consultants.

Increasing Presence in Private Wealth Management Market. Our private wealth management business focuses, in general, on serving clients who have established an account relationship of $1 million or more with us. According to industry estimates, the number of households with over $1 million in investable assets will continue to grow in the future, subject to ups and downs in the equity and fixed income markets. With our 33-year history of serving this segment, long-term performance record, customized portfolio approach, dominant, tax-sensitive, investment strategy, brand name recognition and broad array of product offerings, we believe that we are well-positioned to capitalize on the growth opportunities in this market.

Increasing Marketing for Institutional and Private Wealth Management. The Institutional and Private Wealth Management business was principally developed through direct marketing channels. Historically, pension and financial consultants have not been a major source of new institutional and private wealth management business for us. We plan to augment our institutional sales force through the addition of staff to market directly to the consultant community as well as our traditional marketing channels.

Attracting and Retaining Experienced Professionals. We offer significant variable compensation that provides opportunities to our staff. We have increased the scope of our investment management capabilities by adding portfolio managers and other investment personnel in order to expand our broad array of products. The ability to attract and retain highly-experienced investment and other professionals with a long-term commitment to us and our clients has been, and will continue to be, a significant factor in our long-term growth. At March 31, 2011, we had 293,800 restricted stock awards (“RSAs”) outstanding to our professional staff recommended by and excluding Mr. Gabelli, who has not received options or RSAs, which originally had three- and five-year vesting, which will align our professional team with our commitment to our long-term goals.

Sponsorship of Industry Conferences. Gabelli & Company, our institutional research services firm, sponsors industry conferences and management events throughout the year. At these conferences and events, senior management from leading industry companies share their thoughts on the industry, competition, regulatory issues and the challenges and opportunities in their businesses with portfolio managers and securities analysts.

Hosting of Institutional Investor Symposiums. We have a tradition of sponsoring institutional investor symposiums that bring together prominent portfolio managers, members of academia and other leading business professionals to present, discuss and debate current issues and topics in the investment industry.

•	1997 “Active vs. Passive Stock Selection”

•	1998 “The Role of Hedge Funds as a Way of Generating Absolute Returns”

•	2001 “Virtues of Value Investing”

•	2003 “Dividends, Taxable versus Non-Taxable Issues”

•	2006 “Closed-End Funds: Premiums vs. Discounts, Dividends and Distributions”

We also hold annual conferences for our investment partnership clients and prospects in New York and London at which our portfolio management team discusses the investment environment, our strategies and portfolios, and event-driven investment opportunities.

Capitalizing on Acquisitions, Alliances and Lift-outs. We intend to selectively and opportunistically pursue acquisitions, alliances and lift-outs that will broaden our product offerings and add new sources of distribution. On October 1, 1999, we completed our alliance with Mathers and Company, Inc. and now act as investment advisor to the Mathers Fund (renamed GAMCO Mathers Fund), and in May 2000, we added Comstock Partners Funds, Inc. (renamed Comstock Funds, Inc.). The Mathers and Comstock funds are part of our Non-Market Correlated mutual fund product line. In November 2002, we completed our alliance with Woodland Partners LLC, a Minneapolis based investment advisor focused on investing in small capitalization companies. On March 11, 2008, Gabelli Funds, LLC assumed the role of investment advisor to the AXA Enterprise Mergers and Acquisitions Fund, subsequently renamed Gabelli Enterprise Mergers and Acquisitions Fund, a fund that has been sub-advised by GAMCO since the fund’s inception on February 28, 2001. On August 1, 2010, certain clients of Florida-based NMF Asset Management, headed by Nola Maddox Falcone, became part of the institutional and private wealth operation of GAMCO Asset Management Inc. We believe that we have the financial capacity to pursue acquisitions and lift-outs.

The Offering

For purposes of this “Offering” section of the prospectus supplement summary, “we,” “us” and “our” refer to GAMCO Investors, Inc., and not its consolidated subsidiaries.

Issuer	GAMCO Investors, Inc.

Securities Offered	$ aggregate principal amount of % notes due 2021.

Interest	The notes will bear interest at the rate of % per annum, payable semi-annually in arrears on and , commencing on , 2011. See “Description of the Notes.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other unsubordinated indebtedness from time to time outstanding. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. As of March 31, 2011, we had $99.0 million aggregate principal amount of unsecured indebtedness under our 5.5% Senior Notes due 2013 that would rank equally in right of payment with the notes and $86.4 million principal amount of zero coupon subordinated debentures due 2015.

The notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from the assets of such subsidiaries before holders of the notes would have any claims to those assets. As of March 31, 2011, our subsidiaries had $50.6 million of indebtedness and other liabilities (excluding intercompany liabilities). See “Description of the Notes — Ranking.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ million, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include acquisitions. See “Use of Proceeds.”

Optional Redemption	We may redeem some or all of the notes at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, discounted to the redemption date on a semiannual basis at the Treasury Rate plus      basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption. See “Description of the Notes — Optional Redemption.”

Optional Going Private Redemption	We may redeem some or all of the notes at a redemption price equal to 101% of principal amount of notes redeemed, plus any accrued and unpaid interest on the notes redeemed to the redemption date, upon the occurrence of a Going Private/Rule 13e-3 Transaction and a Below Investment Grade Rating Event. See “Description of the Notes — Optional Going Private Redemption.”

Change of Control	If a Change of Control Repurchase Event occurs, we will be required to make an offer to purchase the notes from holders at a price equal to 101% of principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to the date of repurchase, unless we have previously exercised our right to redeem the notes. See “Description of the Notes — Offer to Repurchase Upon a Change of Control Repurchase Event.”

Certain Covenants	The notes will be issued under an indenture containing covenants that, among other things, restrict our ability to:

•	create or incur any indebtedness that is secured by a lien on the capital stock of certain of our subsidiaries; and

•	merge, consolidate or sell all or substantially all of our properties and assets.

These covenants are subject to a number of important exceptions and qualifications as described under “Description of the Notes — Limitation on Liens” and “Description of the Notes — Consolidation, Merger, Sale of Assets and Other Transactions.”

Trustee	The Bank of New York Mellon

Governing Law	State of New York

Summary Consolidated Financial Data

The following summary consolidated financial data as at and for the fiscal years ended December 31, 2010 and 2009 and for the fiscal year ended December 31, 2008 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus supplement. The following summary consolidated financial data as at December 31, 2008 and as at and for the fiscal years ended December 31, 2007 and 2006 is derived from our audited consolidated financial statements, which are not incorporated by reference into this prospectus supplement. The following summary consolidated financial data as at and for the three months ended March 31, 2011 and 2010 is derived from our unaudited interim consolidated financial statements, which are incorporated by reference into this prospectus supplement. Such interim consolidated financial data reflects all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for the fair presentation of the results for those periods. The interim consolidated financial data is not necessarily indicative of the results that may be obtained for a full year In addition, historical results do not necessarily indicate results expected for any future period. This information is only a summary and should be read together with our consolidated financial statements and the related notes, as well as the related management’s discussion and analysis. See “Documents Incorporated by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
						(unaudited)
	(in thousands, except per share amounts)
Income Statement Data
Revenues:
Investment advisory and incentive fees	$227,005	$250,410	$204,293	$178,713	$231,269	$49,342	$62,911
Institutional research services	12,619	15,729	16,129	16,715	16,600	3,424	3,649
Distribution fees and other income	21,839	26,230	24,590	22,686	32,511	7,232	10,345

Total revenues	261,463	292,369	245,012	218,114	280,380	59,998	76,905
Expenses:
Compensation costs	102,411	120,036	102,840	92,859	123,840	26,213	33,417
Management fee	13,236	14,463	4,086	9,758	12,013	2,448	3,113
Distribution costs	25,366	28,500	25,090	24,339	31,048	7,031	13,429
Other operating expenses	44,103	26,203	27,979	18,948	22,450	4,936	6,186

Total expenses	185,116	189,202	159,995	145,904	189,351	40,628	56,145

Operating income	76,347	103,167	85,017	72,210	91,029	19,370	20,760
Other income (expense), net:
Net gain/(loss) from investments	35,613	6,147	(52,299)	25,558	24,391	5,232	8,740
Interest and dividend income	35,506	32,497	13,136	3,425	5,905	815	1,936
Interest expense	(14,477)	(12,040)	(9,441)	(13,290)	(11,984)	(3,292)	(2,867)

Total other income (expense), net	56,642	26,604	(48,604)	15,693	18,312	2,755	7,809

Income before income taxes	132,989	129,771	36,413	87,903	109,341	22,125	28,569
Income tax provision	50,848	49,548	12,323	31,761	39,326	8,294	10,288

Net income	82,141	80,223	24,090	56,142	70,015	13,831	18,281
Net income (loss) attributable to noncontrolling interests	10,214	654	(776)	609	1,223	105	638

Net income attributable to GAMCO Investors, Inc.’s shareholders	$71,927	$79,569	$24,866	$55,533	$68,792	$13,726	$17,643

Net income attributable to GAMCO Investors, Inc.’s shareholders per share:
Basic	$2.52	$2.83	$0.89	$2.03	$2.55	$0.50	$0.66

Diluted	$2.49	$2.79	$0.89	$2.02	$2.52	$0.50	$0.65

	Year Ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
						(unaudited)
	(in thousands, except per share amounts)
Weighted average shares outstanding:
Basic	28,542	28,142	27,805	27,345	26,959	27,184	26,901
Diluted	29,525	29,129	27,841	28,214	28,348	28,148	27,008
Actual shares outstanding at period end(a)	28,241	28,446	27,746	27,605	27,053	27,424	27,062

Dividends declared per share	$0.12	$1.12	$2.02	$2.13	$5.02	$0.03	$0.03

(a)	Includes unvested RSAs of 382,400, 369,900, 360,100 and 123,100 at December 31, 2007, 2008, 2009 and 2010, respectively, and unvested RSAs of 359,100 and 293,800 at March 31, 2010 and 2011, respectively.

	December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
						(unaudited)
	(in thousands)
Balance Sheet Data
Total assets	$837,231	$757,580	$697,634	$707,809	$672,736	$724,625	$697,503
Long-term obligations	$234,593	$152,133	$204,095	$204,116	$163,762	$204,112	$164,848
Other liabilities and noncontrolling interest	145,659	98,342	48,598	60,032	119,366	68,773	130,167

Total liabilities and noncontrolling interest	$380,252	$250,475	$252,693	$264,148	$283,128	$272,885	$295,015
Total equity	$456,979	$507,105	$444,941	$443,661	$389,608	$451,740	$402,488

	December 31,					March 31,
	2006	2007	2008	2009	2010	2010	2011
						(unaudited)
	(at period end, in millions)
Assets Under Management
Mutual Funds	$14,528	$16,797	$11,438	$14,806	$18,339	$15,646	$20,101
Institutional & PWM Separate Accounts:
Direct	10,332	10,732	6,883	9,338	11,031	9,930	11,806
Sub-advisory	2,340	2,584	1,585	1,897	2,637	2,059	2,937
Investment Partnerships	491	460	295	305	515	341	547

Total	$27,691	$30,573	$20,201	$26,346	$32,522	$27,976	$35,391

RISK FACTORS

In considering whether to invest in the notes, you should carefully consider all of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, before deciding whether to invest in the notes, you should carefully consider the risk factors described below, the discussion of risks relating to our business under the caption “Risk Factors” in our Annual Report on Form 10-K, and the factors listed under “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations, and the risks described below and in the documents incorporated by reference may also adversely affect our business in ways we have not described or do not currently anticipate. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment.

Risk Factors Relating to the Notes

The notes are unsecured.

The notes are unsecured. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness generally, which would have a prior claim on the assets securing that indebtedness. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding. See “Description of Debt Securities—General” in the accompanying prospectus.

The notes are structurally subordinated to all liabilities of our subsidiaries.

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors.

We are a holding company and require cash from our subsidiaries to make payments on the notes.

The notes are solely our obligation, and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the notes. We are a holding company for several direct and indirect subsidiaries. Our subsidiaries will have no obligation to make payments in respect of the notes. Accordingly, we depend on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our obligations under the indenture governing the notes, including interest payments. As described above, as an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is “structurally subordinate” to the claims of the creditors of that subsidiary. The indenture governing the notes does not restrict the amount of unsecured debt that our subsidiaries may incur. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the notes.

The notes have no prior public market and we cannot assure you that any public market will develop or be sustained after the offering.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriter that it presently intends to make a market in the notes after completion of the offering. However, it is under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that an active trading market for the notes will develop, be maintained or be liquid. If an active trading market for the notes does not develop, is not maintained or is not liquid, the market price of the notes may be adversely affected.

We cannot assure you as to the market price for the notes.

If you are able to resell your notes, the price you receive will depend on many other factors that may vary over time, including:

•	our credit ratings;

•	the number of potential buyers of the notes;

•	the level of liquidity of the notes;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates and credit spreads generally;

•	the market for similar securities;

•	the repayment and redemption features of the notes; and

•	the time remaining until your notes mature.

As a result of these and other factors, you may be able to sell your notes only at a price below that which you believe to be appropriate, including a price below the price you paid for them.

There is no limit on our ability to create additional notes.

Under the terms of the indenture under which the notes will be issued, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes identical to the notes in all respects (except for the issue date, issue price and, in some cases, the first interest payment date) so that the new notes may be consolidated and form a single series with the notes.

Our ability to repurchase notes upon a change of control may be limited.

Upon the occurrence of a Change of Control Repurchase Event, each holder of notes will have the right to require us to repurchase the holder’s notes, unless we have exercised our right to redeem the notes as described under “Description of the Notes — Optional Redemption.” If a Change of Control Repurchase Event were to occur, but we did not have sufficient funds to pay the repurchase price for all of the notes that were tendered, that failure would constitute an event of default under the indenture governing the notes. Therefore, the occurrence of a Change of Control Repurchase Event at a time when we could not pay for the notes that were tendered as a result of the Change of Control Repurchase Event could result in holders of notes receiving substantially less than the principal amount of the notes.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $         million, after expenses and underwriting discounts and commissions. We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratios of earnings to fixed charges for the periods indicated.

	Year Ending December 31,					Three Months Ended March 31, 2011
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges(1)	10.2x	11.8x	4.8x	7.6x	10.1x	10.9x

(1)	These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and noncontrolling interest and fixed charges. Fixed charges for these purposes consist of all interest expense and the approximate portion of rental expense representing interest.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2011, on an actual and on an as adjusted basis to give effect to the issuance of the notes.

The actual data included in the table below is derived from our consolidated financial statements as of March 31, 2011. This table should be read in conjunction with those consolidated financial statements and the notes thereto in our Quarterly Report on Form 10-Q, which is incorporated by reference in this prospectus supplement.

	As of March 31, 2011
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$164,671	$

Long-term debt:
5.5% Senior Notes due 2013	$99,000		$99,000
0% Subordinated Debentures due 2015 ($86.4 million outstanding)(1)	60,697		60,697
% Senior Notes due 2021 offered hereby	—

Total long term debt	159,697

Total equity	402,488		402,488

Total capitalization	$562,185	$

(1)	On December 31, 2010, we issued $86.4 million principal amount of five year zero coupon subordinated debentures due December 31, 2015 to our shareholders of record on December 15, 2010 through the declaration of a special dividend. The debentures are callable at our option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed. At March 31, 2011, the debentures were recorded at their fair value of $60.7 million.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture (the “base indenture”), dated as of February 6, 2002, between us and The Bank of New York Mellon, as trustee (the “trustee”), as supplemented by a supplemental indenture (the “supplemental indenture”, and together with the base indenture, the “indenture”) to be entered into by us and the trustee. The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture may be obtained from us. You can find definitions of certain capitalized terms relating to the notes as used in the indenture in this section.

The following description of the terms of the notes offered by this prospectus supplement supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth in the accompanying prospectus, which describes certain general terms and provisions of the debt securities that may be issued under the indenture from time to time. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, the terms contained in this prospectus supplement will control with respect to the notes.

As used in this “Description of the Notes,” the terms “us,” “we” and “our” mean GAMCO Investors, Inc. or any successor obligor and do not include any of its subsidiaries.

General

We will initially issue $             aggregate principal amount of the notes. The notes will mature on             , 2021.

The notes will be issued as a series of senior debt securities under the base indenture referred to above. The base indenture does not limit the amount of other debt that we may incur. We may, without the consent of the holders of the notes, issue additional notes which will be part of the same series as the notes offered hereby and which will have the same interest rate and other terms (except for the issue date, issue price and, in some cases, the first interest payment date) as described in this prospectus supplement and the accompanying prospectus.

The notes will bear interest from             , 2021 at the per annum rate of         %, payable semi-annually in arrears on              and              of each year, beginning on             ,             , to holders of record at the close of business on the              or             , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

The notes will not have the benefit of a sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay the notes.

The notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be payable as to principal, premium, if any, and interest at the office or agency of ours maintained for such purpose within New York City or, at our option, by wire transfer of immediately available funds. See “—Book-Entry System; Delivery and Form.” Until otherwise designated by us, our office or agency in New York City will be the office of the trustee maintained for such purpose.

Ranking

The notes will be our senior unsecured obligations and will:

•	rank equally in right of payment with all of our existing and future unsubordinated indebtedness;

•	rank senior in right of payment to all of our existing and future subordinated indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding.

As of March 31, 2011, we had $99.0 million aggregate principal amount of unsecured indebtedness that would rank equally in right of payment with the notes and $86.4 million principal amount of zero coupon subordinated debentures due 2015. As of March 31, 2011, our subsidiaries had $56.4 million of indebtedness and other liabilities (excluding intercompany liabilities).

Limitation on Liens

The indenture provides that, so long as any notes are outstanding, neither we nor any of our subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of our Designated Subsidiaries, other than specified types of permitted liens.

However, this restriction will not apply if all the notes then outstanding and, at our option, any other senior indebtedness ranking equally with the notes, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

This limitation does not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary, including any renewals or extensions of such secured debt. “Designated Subsidiary” means any subsidiary of ours, the consolidated net worth of which represents at least 10% of our consolidated net worth.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture will provide that we may not (i) merge with or into or consolidate with another person (whether or not we are the surviving person) or (ii) sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other person, in each case, other than a direct or indirect wholly owned subsidiary of ours, unless:

(1)	we shall be the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and shall expressly assume by supplemental indenture all of our obligations under the notes and the indenture;

(2)	immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

(3)	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture, if any, complies with the indenture.

Offer to Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (defined below) occurs, unless we have exercised our right to redeem the notes as described under “— Optional Redemption” or “— Optional Going Private Redemption”, we

will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or any multiple of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101 percent of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date in respect of the notes, we will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly pay to each holder of notes properly tendered the purchase price for the notes. If notes shall have been issued in definitive certificated form as set forth under “Book-Entry Settlement and Clearance,” the trustee will promptly authenticate and mail to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We cannot assure you that we will have sufficient funds available at the time of any Change of Control Repurchase Event to make required repurchases of notes tendered. See “Risk Factors — Our ability to repurchase notes upon a change of control may be limited.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties and assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties and assets and the properties and assets of our subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the notes:

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of

Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties and assets and those of our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned Subsidiaries;

(2)	the adoption of a plan relating to our liquidation or dissolution;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned Subsidiaries or one or more Permitted Holders, becomes the “beneficial owner” (as that term is defined in Rule 13d-3 under the Exchange Act) of more than 50 percent of our Voting Stock, measured by voting power rather than number of shares;

(4)	the consummation of a Going Private/Rule 13e-3 Transaction; or

(5)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create one or more holding companies for us will not be deemed to involve a Change of Control if (1) pursuant to such transaction we become a direct or indirect wholly owned Subsidiary of such holding company and (2) the holders of the Voting Stock of the ultimate parent holding company immediately following such transaction are the same as the holders of our Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

(1)	was a member of such Board of Directors on the first date that any of the notes were issued; or

(2)	was nominated for election or elected to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination or election.

“Going Private/Rule 13e-3 Transaction” means a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision) with respect to each class of our common stock that, immediately prior to such transaction, was subject to Section 12(g) or 15(d) of the Exchange Act or was listed on a national securities exchange or authorized to be quoted in an inter-dealer quotation system of a registered national securities association, following which one or more Permitted Holders beneficially own, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.

“Permitted Holder” means (i) Mario Gabelli and any spouse, parent, child, grandchild, sibling, niece, nephew, aunt or uncle of Mario Gabelli, (ii) any estate, trust, guardianship or custodianship for the primary benefit of one or more individuals described in clause (i) above, (iii) a foundation established by one or more individuals described in clause (i) above, and (iv) any subsidiary or affiliate of, or any other person controlled directly or indirectly by, one or more individuals or entities described in clauses (i), (ii) or (iii) above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investor Services Inc., or any successor thereto.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)	if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

Optional Going Private Redemption

If a Going Private Redemption Event (defined below) occurs, we may, at our option, redeem the notes as a whole or in part, at a redemption price in cash equal to 101 percent of the aggregate principal amount of notes redeemed plus any accrued and unpaid interest on the notes redeemed to the redemption date. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. The notice shall, if mailed prior to the date of consummation of the Going Private/Rule 13e-3 Transaction (as defined above), state that the redemption is conditioned on the Going Private Redemption Event occurring on or prior to the redemption date specified in the notice.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

“Going Private Redemption Event” means the occurrence of a Going Private/Rule 13e-3 Transaction (as defined above) and a Below Investment Grade Rating Event (as defined above).

Optional Redemption

The notes will be redeemable as a whole or in part, at our option at any time, at a redemption price equal to the greater of (i) 100 percent of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus        basis points, plus, in each case, accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Citigroup Global Markets Inc. and its successors and three other nationally recognized investment banking firms that are primary U.S. government securities dealers in New York City (each, a “Primary Treasury Dealer”) as selected by us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Reports to Holders of the Notes

The indenture provides that, for as long as the notes are outstanding, we will file with the trustee, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) that we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of such sections, the indenture provides that we will file with the trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Events of Default, Notice and Waiver

For purposes of the notes, each of the following will be an event of default:

(1)	our failure to pay any interest on the notes when due and payable, continued for 30 days;

(2)	our failure to pay principal (or premium, if any) on the notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

(3)	our failure to observe or perform any other of our covenants or agreements with respect to the notes for 90 days after we receive notice of such failure;

(4)	certain defaults with respect to our debt (other than the notes or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

(5)	certain events of bankruptcy, insolvency or reorganization involving us.

If an Event of Default with respect to the notes shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding may declare, by notice as provided in the indenture, the principal amount of the notes outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

Any past default under the indenture and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of the notes, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on the notes or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of each holder of the notes.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing) with respect to the notes (without regard to any grace period or notice requirements), to give to the holders of the notes notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on the notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the notes.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of the holders of the notes. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

No holder of the notes may institute any action against us under the indenture (except actions for payment of overdue principal of (and premium, if any) or interest on the notes) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the notes, as required under the indenture, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under the indenture.

Discharge, Defeasance and Covenant Defeasance

The provisions of the indenture relating to defeasance and covenant defeasance, as described in “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus shall apply to the notes.

Modification and Waiver

Under the indenture, we and the trustee may supplement the indenture for certain purposes which would not materially adversely affect the interests or rights of the holders of the notes without the consent of those holders. We and the trustee may also modify the indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of the notes with the consent of the holders of a least a majority in aggregate principal amount of the outstanding notes. However, the indenture requires the consent of each holder of the notes that would be affected by any modification which would:

•

extend the fixed maturity of the notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of the notes payable upon acceleration of the maturity thereof;

•	change the currency in which the notes or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to the notes;

•

reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the requirements contained in the indenture for quorum or voting; or

•	modify any of the above provisions.

The indenture permits the holders of at least a majority in aggregate principal amount of the outstanding notes to waive our compliance with certain covenants contained in the indenture.

Benefits of Indenture

Nothing in the indenture will confer upon or give to any person other than us, the trustee, our and its successors, and the person or persons in whose names the notes are registered in the security register for the notes, any benefit, right, remedy or claim under the indenture.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the internal laws of the State of New York.

Relationship with the Trustee

The Bank of New York Mellon is the trustee under the indenture. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the indenture.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

Book-Entry System

The Depository Trust Company (“DTC”), which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Investors may elect to hold interests in the global notes through either DTC, in the U.S., or Clearstream or Euroclear, in Europe, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”), and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriter. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”), and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

We will issue notes in definitive certificated form in exchange for beneficial interests in the global security certificates if the depositary notifies us that it is unwilling or unable to continue as depositary, the depositary ceases to maintain certain qualifications under the Exchange Act and a successor depositary is not appointed by us within 90 days, or we determine, in our sole discretion, that the global security certificates shall be exchangeable. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee.

Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies only to a Non-U.S. Holder (as defined below) that acquires the notes pursuant to this offering at the initial offering price. This discussion is limited to investors that hold the notes as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, U.S. holders of notes, dealers in securities or currencies, expatriates, persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes. This discussion is based upon the Code, the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of a note (other than a partnership) that is not, for U.S. federal income tax purposes (i) an individual that is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Non-U.S. Holders

Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (or, if certain tax treaties apply, if such interest is effectively connected with the conduct of a trade or business within the United States but is not attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder) and (ii) the Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the Non-U.S. Holder provides its name and address and certifies on the appropriate Internal Revenue Service (“IRS”) form, under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on the appropriate IRS form, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, but such Non-U.S. Holder cannot satisfy the other requirements outlined above, interest on the notes will generally be subject to U.S. withholding tax at a 30% rate (or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, then the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). However, any such interest will not also be subject to withholding tax if the Non-U.S. Holder delivers to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Disposition of the Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain recognized on the sale, exchange, retirement or other disposition of the notes. A Non-U.S. Holder also generally will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to 30% tax (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain U.S. source capital losses. Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will be required to comply with certain certification procedures in order to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such interest. Copies of the information returns reporting such interest payments and the amount of any tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for any exemption for backup withholding and the procedure for obtaining such an exemption.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, $             aggregate principal amount of notes.

The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.

Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed $             per note. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price not to exceed $             per note. If all the notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by GAMCO Investors, Inc.
Per note	%

We estimate that our total expenses for this offering will be $            .

In connection with the offering, the underwriter may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of notes than it is required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

The underwriter has performed commercial banking, investment banking and advisory services for us from time to time for which it has received customary fees and reimbursement of expenses. The underwriter may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriter with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriter, is authorized to make any further offer of the notes on behalf of us or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The underwriter is being represented by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of GAMCO Investors, Inc. and subsidiaries (the “Company”) as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010, incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of income, equity and comprehensive income, and cash flows of the Company for the year ended December 31, 2008, incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•

information we file with the SEC will automatically update and supersede the information in this prospectus supplement and the accompanying prospectus and any information that was previously incorporated.

The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011; and

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2011 and May 9, 2011.

In addition, until we sell all of the notes covered by this prospectus supplement or otherwise terminate the offering of the notes, we also incorporate by reference in this prospectus supplement and the accompanying prospectus all documents that we file with the SEC in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document. Any information so updated and superseded shall not be deemed, except as so updated and superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request copies of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such documents, by writing or telephoning us at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580, telephone (914) 921-3700.

PROSPECTUS

GAMCO INVESTORS, INC.

$400,000,000

DEBT SECURITIES

PREFERRED STOCK

CLASS A COMMON STOCK

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

From time to time, we may offer, issue and sell, together or separately:

•	debt securities (which may be senior or subordinated),

•	preferred stock,

•	Class A Common Stock,

•	stock purchase contracts, and

•	stock purchase units,

having an aggregate initial public offering price not to exceed $400 million, or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. We may offer these securities on terms and at prices to be determined at the time of sale.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus, any prospectus supplement and the risk factors incorporated by reference herein or included in any prospectus supplement carefully before you invest in our securities. Our Class A Common Stock is listed on the New York Stock Exchange, or “NYSE,” under the symbol “GBL.” If we decide to seek a listing of any debt securities or preferred stock offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or other offering materials.

Investing in GAMCO Investors, Inc.’s securities involves a high degree of risk, including the risks described in our Annual Report on Form 10–K filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and/or any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as discussed on page 1 of this prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

The underwriters for any offering may include Gabelli & Company, Inc. (“Gabelli & Company”), our broker-dealer subsidiary. Gabelli & Company may offer and sell previously issued securities as part of its business and may act as a principal or agent in such transactions. We may use this prospectus and the related prospectus supplements and other offering materials in connection with these activities.

Neither the SEC, any state securities commission, or any other governmental or regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 27, 2009

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ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “GAMCO,” “we,” “our,” or “us” refer to GAMCO Investors, Inc. and its direct and indirect subsidiaries, while references to “GAMCO Investors, Inc.” refer only to the holding company on an unconsolidated basis.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $400 million, or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement and may provide other offering materials that will contain specific information about the terms of that offering and the manner in which the securities will be offered, including the specific amounts, prices and terms of the securities offered. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offer to sell these securities is being made in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

You should carefully consider the specific risks described in our Annual Report on Form 10–K for the fiscal year ended December 31, 2008, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, which are incorporated by reference herein, before making an investment decision. See “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, including the registration statement of which this prospectus is a part, can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an internet site at http://www.sec.gov/ that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. GAMCO Investors, Inc.’s Class A Common Stock is listed and traded on the New York Stock Exchange (the “NYSE”). These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The SEC allows “incorporation by reference” into this prospectus of information that GAMCO Investors, Inc. files with the SEC. This permits GAMCO Investors, Inc. to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed by GAMCO Investors, Inc. with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. GAMCO Investors, Inc. incorporates by reference the following documents which have been filed with the SEC; provided, however, that GAMCO Investors, Inc. is not incorporating any information furnished under either Item 2.02 or 7.01 of any Current Report on Form 8-K:

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Definitive Proxy Statement on Schedule 14A filed on April 9, 2009;

•	The description of our capital stock, which is contained in the registration statement on Form 8-A12B filed with the SEC on January 12, 1999;

•	Current Reports on Form 8-K filed on February 6, 2009, February 25, 2009, March 2, 2009, March 23, 2009, March 31, 2009, May 7, 2009 and May 8, 2009.

GAMCO Investors, Inc. incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until GAMCO Investors, Inc. files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at GAMCO Investors, Inc., One Corporate Center, Rye, New York 10580 (telephone number (914) 921-5000). You can also find information about us at our Internet website at http://www.gabelli.com/. Information contained on our website does not constitute part of this prospectus supplement.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus and in documents that are incorporated by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “may” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. Some of the factors that could cause our actual results to differ from our expectations or beliefs include, without limitation: the adverse effect from a decline in the securities markets; a decline in the performance of our products; a general downturn in the economy; changes in government policy or regulation; changes in our ability to attract or retain key employees; and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations. We also direct your attention to any more specific discussions of risk contained in “Risk Factors” in our public filings or in documents incorporated by reference here or in prior filings or reports.

We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.

GAMCO INVESTORS, INC.

GAMCO Investors, Inc., well known for its Private Market Value (PMV) with a CatalystTM investment approach, is a widely-recognized provider of investment advisory services to mutual funds, institutional and private wealth management investors, and investment partnerships, principally in the United States. Through Gabelli & Company, we provide institutional research services to institutional clients and investment partnerships. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are based primarily on the level of assets under management (“AUM”) and to a lesser extent, incentive fees associated with our various investment products.

Since 1977, we have been identified with and enhanced the “value” style approach to investing. Our investment objective is to earn a superior risk-adjusted return for our value clients over the long-term through our proprietary fundamental research. In addition to our value portfolios, we offer our clients a broad array of investment strategies that include global, growth, international and convertible products. We also offer a series of investment partnership (performance fee-based) vehicles that provide a series of long-short investment opportunities, both market and sector specific opportunities, including offerings of non-market correlated investments in merger arbitrage, as well as fixed income strategies.

As of March 31, 2009, we had $18.5 billion of AUM, 90% of which were in equity products. We conduct our investment advisory business principally through our subsidiaries: GAMCO Asset Management Inc. (Separate Accounts), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships). We also act as an underwriter, are a distributor of our open-end funds and provide institutional research through Gabelli & Company.

Our assets under management are organized into three groups:

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Institutional and Private Wealth Management: we provide advisory services to a broad range of investors, including private wealth management, corporate pension and profit-sharing plans, foundations, endowments, jointly-trusteed plans and municipalities, and also serve as sub-advisor to certain other third-party investment funds including registered investment companies (“Institutional and Private Wealth Management”). Each Institutional and Private Wealth Management portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise. On March 31, 2009, we had $7.5 billion of Institutional and Private Wealth Management AUM.

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Open and Closed-End Funds: we provide advisory services to twenty-one open-end funds and nine closed-end funds under Gabelli, GAMCO and Comstock brands (collectively, the “Funds”). The Funds had $10.8 billion of assets under management on March 31, 2009.

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Investment Partnerships: we provide advisory services to limited partnerships and offshore funds (collectively, “Investment Partnerships”). We managed a total of $265 million in Investment Partnership assets on March 31, 2009.

GAMCO Investors, Inc. is a holding company formed in connection with our initial public offering in February 1999. GGCP, Inc. owns a majority of the outstanding shares of Class B Common Stock of GAMCO Investors, Inc., which ownership represented approximately 95% of the combined voting power of the outstanding common stock and approximately 72% of the equity interest on March 31, 2009. Mr. Mario J. Gabelli (“Mr. Gabelli”) is the Chief Executive Officer, a director and the controlling shareholder. Accordingly, Mr. Gabelli is deemed to control GAMCO Investors, Inc.

Our principal executive offices are located at One Corporate Center, Rye, New York 10580. Our telephone number is (914) 921-5000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. These purposes may include, but are not limited to, working capital, including the expansion of our business through new investment product offerings, enhanced distribution and marketing of existing investment products and strategic acquisitions as opportunities arise.

If required, we will include a more detailed description of the use of proceeds from any specific offering of securities in the prospectus supplement or other offering materials related to that offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to be fixed to charges for the five-year period ended December 31, 2008 and the three months ended March 31, 2008 and 2009.

	Three Months Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges (a)	3.6	4.7	11.8	10.3	8.5	7.2

(a)	These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and the approximate portion of rental expense representing interest.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of debt securities, Class A Common Stock, preferred stock, stock purchase contracts and stock purchase units that GAMCO Investors, Inc. may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus and any prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that GAMCO Investors, Inc. may issue from time to time. Debt securities offered by this prospectus will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under a “Senior Indenture” and subordinated debt securities will be issued under a “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” Unless the applicable prospectus supplement states otherwise, the trustee under the Senior Indenture is, and the trustee under the Subordinated Indenture will be, The Bank of New York.

The Senior Indenture and the form of the Subordinated Indenture are filed as exhibits to the registration statement. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and debt securities, including the definitions therein of certain terms.

General

Debt securities will be direct unsecured obligations of GAMCO Investors, Inc. Senior debt securities will rank equally with all of GAMCO Investors, Inc.’s other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of GAMCO Investors, Inc.’s present and future senior indebtedness.

Because GAMCO Investors, Inc. is principally a holding company, its right to participate in any distribution of assets of any subsidiary, upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the subsidiary, except to the extent GAMCO Investors, Inc. may be recognized as a creditor of that subsidiary. Accordingly, GAMCO Investors, Inc.’s obligations under debt securities will be structurally subordinated to all existing and future indebtedness and liabilities of its subsidiaries, and holders of debt securities should look only to GAMCO Investors, Inc.’s assets for payment thereunder.

The Indentures do not limit the aggregate principal amount of debt securities that GAMCO Investors, Inc. may issue and provide that GAMCO Investors, Inc. may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. GAMCO Investors, Inc. may issue additional debt securities of a particular series without the consent of the holders of debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt, except as described under “Restrictive Covenants” herein.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of such debt securities;

•	the price or prices at which GAMCO Investors, Inc. will sell such debt securities;

•	the maturity date or dates of such debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which such debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

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whether the amount of payments of principal of (and premium, if any) or interest on such debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which GAMCO Investors, Inc. will pay interest on such debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	whether the debt securities will be secured or unsecured;

•	the place or places where the principal of (and premium, if any) and interest on such debt securities will be payable;

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if GAMCO Investors, Inc. possesses the option to do so, the periods within which and the prices at which GAMCO Investors, Inc. may redeem such debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

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GAMCO Investors, Inc.’s obligation, if any, to redeem, repay or purchase such debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which GAMCO Investors, Inc. will redeem, repay or purchase such debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which such debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

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the portion, or methods of determining the portion, of the principal amount of such debt securities which GAMCO Investors, Inc. must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which GAMCO Investors, Inc will pay the principal of (and premium, if any) or interest, if any, on such debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of such debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the Events of Default or GAMCO Investors, Inc.’s covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to such debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to such debt securities;

•	the terms, if any, upon which the holders may convert or exchange such debt securities into or for GAMCO Investors, Inc.’s common stock, preferred stock or other securities or property;

•	whether any of such debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of such debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to such debt securities; and

•	any other terms of such debt securities.

Unless otherwise specified in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. Debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of GAMCO Investors, Inc.’s Senior Indebtedness, to the extent and in the manner set forth in the Subordinated Indenture.

Under the Subordinated Indenture, “Senior Indebtedness” means all obligations of GAMCO Investors, Inc. in respect of any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on indebtedness of GAMCO Investors, Inc. for borrowed money;

•	all obligations guaranteed by GAMCO Investors, Inc. for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

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all obligations guaranteed by GAMCO Investors, Inc. evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses (provided, however, that the deferred purchase price of any other business or property or assets shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created);

•	any obligations of GAMCO Investors, Inc. as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all obligations of GAMCO Investors, Inc. for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

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all obligations of GAMCO Investors, Inc. in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which GAMCO Investors, Inc. is responsible or liable as obligor, guarantor or otherwise; and

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all obligations of the types referred to above of other persons secured by any lien on any property or asset of GAMCO Investors, Inc. (whether or not such obligation is assumed by GAMCO Investors, Inc.).

Senior Indebtedness does not include:

•	indebtedness or monetary obligations to trade creditors created or assumed by GAMCO Investors, Inc. in the ordinary course of business in connection with the obtaining of materials or services;

•	indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

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any indebtedness of GAMCO Investors, Inc. to its affiliates (including all debt securities and guarantees in respect of those debt securities issued to any trust, partnership or other entity affiliated with GAMCO Investors, Inc. that is a financing vehicle of GAMCO Investors, Inc. in connection with the issuance by such financing entity of preferred securities or other securities guaranteed by GAMCO Investors, Inc.) unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if GAMCO Investors, Inc. defaults in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, GAMCO Investors, Inc. will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on senior debt securities before the holders of subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, GAMCO Investors, Inc. will pay in full all Senior Indebtedness before it makes any payment or distribution under subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of GAMCO Investors, Inc., whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•	any general assignment by GAMCO Investors, Inc. for the benefit of creditors; or

•	any other marshaling of GAMCO Investors, Inc.’s assets or liabilities.

In such event, any payment or distribution under subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of such subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

Restrictive Covenants

Unless an accompanying prospectus supplement states otherwise, the following restrictive covenant shall apply to each series of senior debt securities:

Limitation on Liens. So long as any senior debt securities are outstanding, neither GAMCO Investors, Inc. nor any of its subsidiaries will create, assume, incur or guarantee any indebtedness for money borrowed which is secured by any pledge of, lien on or security interest in any capital stock of its Designated Subsidiaries, other than specified types of permitted liens.

However, this restriction will not apply if all debt securities then outstanding and, at our option, any other senior indebtedness ranking equally with such debt securities, are secured at least equally and ratably with the otherwise prohibited secured debt so long as it is outstanding.

This limitation shall not apply to debt secured by a pledge of, lien on or security interest in any shares of stock of any subsidiary at the time it becomes a Designated Subsidiary, including any renewals or extensions of such secured debt. “Designated Subsidiary” means any subsidiary of GAMCO Investors, Inc., the consolidated net worth of which represents at least 10% of the consolidated net worth of GAMCO Investors, Inc.

The Subordinated Indenture does not contain a similar limitation on liens.

Consolidation, Merger, Sale of Assets and Other Transactions

GAMCO Investors, Inc. may not (i) merge with or into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to, any other person other than a direct or indirect wholly-owned subsidiary of GAMCO Investors, Inc., and (ii) no person may merge with or into or consolidate with GAMCO Investors, Inc. or, except for any direct or indirect wholly-owned subsidiary of GAMCO Investors, Inc., sell, assign, transfer, lease or convey all or substantially all of its properties and assets to GAMCO Investors, Inc. unless:

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GAMCO Investors, Inc. is the surviving corporation or the person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than GAMCO Investors, Inc., has expressly assumed by supplemental indenture all the obligations of GAMCO Investors, Inc. under such debt securities, the Indentures and any guarantees of preferred securities or common securities issued by certain trusts;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•	GAMCO Investors, Inc. delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the supplemental indenture complies with the applicable Indenture.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	GAMCO Investors, Inc.’s failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

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GAMCO Investors, Inc.’s failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	GAMCO Investors, Inc.’s failure to observe or perform any other of its covenants or agreements with respect to such debt securities for 90 days after it receives notice of such failure;

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certain defaults with respect to GAMCO Investors, Inc.’s debt (other than such debt securities or non-recourse debt) in any aggregate principal amount in excess of $25,000,000 consisting of the failure to make any payment at maturity or that results in acceleration of the maturity of such debt; and

•	certain events of bankruptcy, insolvency or reorganization of GAMCO Investors, Inc.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived.

Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable.

Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof. Any past default under either Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required, within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of debt securities of such series notice of such default; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest, or in the payment of any sinking fund installment, on any debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the Indentures at the request of the holders of debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to debt securities of such series.

No holder of a debt security of any series may institute any action against GAMCO Investors, Inc. under either of the Indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to debt securities of such series specifying an Event of Default, as required under the applicable Indenture, (ii) the holders of at least 25% in aggregate principal amount of debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request and (iii) the trustee shall not have instituted such action within 60 days of such request.

GAMCO Investors, Inc. is required to furnish annually to the trustee statements as to its compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, GAMCO Investors, Inc. may discharge or defease its obligations under each Indenture as set forth below.

GAMCO Investors, Inc. may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. Government Obligations (as defined in either Indenture), as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of (and premium, if any) and interest on such debt securities.

If indicated in the applicable prospectus supplement, GAMCO Investors, Inc. may elect either (i) to defease and be discharged from any and all obligations with respect to debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, GAMCO Investors, Inc. must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, GAMCO Investors, Inc. shall have delivered to the trustee (i) an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed it that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with. GAMCO Investors, Inc. may exercise its defeasance option with respect to such debt securities notwithstanding its prior exercise of its covenant defeasance option.

Modification and Waiver

Under the Indentures, GAMCO Investors, Inc. and the applicable trustee may supplement the Indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. GAMCO Investors, Inc. and the applicable trustee may also modify the Indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of a least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, the Indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

extend the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;

•	change the currency in which any debt security or any premium or interest is payable;

•	impair the right to institute suit for any payment on or with respect to any debt security;

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indentures or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults;

•	reduce the requirements contained in the Indentures for quorum or voting; or

•	modify any of the above provisions.

If subordinated debt securities are held by a trust or a trustee of a trust, a supplemental indenture that affects the interests or rights of the holders of debt securities will not be effective until the holders of not less than a majority in liquidation preference of the preferred securities and common securities of the applicable trust, collectively, have consented to the supplemental indenture; provided, further, that if the consent of the holder of each outstanding debt security is required, the supplemental indenture will not be effective until each holder of the preferred securities and the common securities of the applicable trust has consented to the supplemental indenture.

The Indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture which is affected by the modification or amendment to waive GAMCO Investors, Inc.’s compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as GAMCO Investors, Inc. may designate for such purpose from time to time.

Notwithstanding the foregoing, at GAMCO Investors, Inc.’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by GAMCO Investors, Inc. and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by GAMCO Investors, Inc. for debt securities of a particular series will be named in the applicable prospectus supplement. GAMCO Investors, Inc. may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that GAMCO Investors, Inc. will be required to maintain a paying agent in each place of payment for debt securities of a particular series.

All moneys paid by GAMCO Investors, Inc. to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to GAMCO Investors, Inc. upon request, and the holder of such debt security thereafter may look only to GAMCO Investors, Inc. for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•	DTC notifies GAMCO Investors, Inc. that it is unwilling or unable to continue serving as the depositary for the relevant global securities; or

•	DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	GAMCO Investors, Inc. determines, in its sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by GAMCO Investors, Inc. under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Senior Indenture is, and the Subordinated Indenture and debt securities will be, governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Relationship with the Trustees

Unless the applicable prospectus supplement states otherwise, the trustee under the Senior Indenture is, and the trustee under the Subordinated Indenture will be, The Bank of New York. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for GAMCO Investors, Inc.’s Class A Common Stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at GAMCO Investors, Inc.’s option. These provisions may allow or require the number of shares of GAMCO Investors, Inc.’s Class A Common Stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of GAMCO Investors, Inc. consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of preferred stock. No preferred stock is outstanding as of the date of this prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, 7,399,483 shares were outstanding as of April 30, 2009, and 868,875 shares have been reserved for issuance pursuant to certain employee benefits plans. Of the 100,000,000 shares of Class B Common Stock authorized, 20,350,931 were outstanding as of April 30, 2009. The following is a summary description of all material terms and provisions relating to GAMCO Investors, Inc.’s capital stock, the Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”), but is qualified by reference to the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that:

(i)        holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders; and

(ii)         holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa.

Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes that are entitled to be cast by the holders of all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to GAMCO Investors, Inc.’s Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to GAMCO Investors, Inc.’s Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to GAMCO Investors, Inc.’s Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock.

Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows:

(i)        shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and

(ii)        shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

Other Rights. On liquidation, dissolution or winding up of GAMCO Investors, Inc., after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock as a class, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of Class A Common Stock in an extraordinary corporate transaction involving GAMCO Investors, Inc.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are outstanding. The Board of Directors may authorize the issuance of preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation,

(i)        the designation of the series;

(ii)        the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

(iii)        whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

(iv)        the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of stock;

(v)        the redemption rights and price or prices, if any, for shares of the series;

(vi)        the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)        the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of GAMCO Investors, Inc.;

(viii)        whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of GAMCO Investors, Inc. or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

(ix)        the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.

The authorized shares of preferred stock will be available for issuance without further action by GAMCO Investors, Inc.’s shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which GAMCO Investors, Inc.’s securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding, or in the amount of voting securities outstanding, of at least 20%.

Although the Board of Directors has no current intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of GAMCO Investors, Inc. and its shareholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of GAMCO Investors, Inc.’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.

Business Combination Statute

Section 912 of the New York Business Corporation Law (“NYBCL”) prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company’s assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company’s outstanding capital stock) with a beneficial owner of 20% or more of a company’s securities (a “20% shareholder”) for a period of five years following the date such beneficial owner became a 20% shareholder (the “stock acquisition date”), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder’s beneficial ownership was approved by the company’s board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of GAMCO Investors, Inc. provide that GAMCO Investors, Inc. is not governed by Section 912 of the NYBCL.

Certificate of Incorporation and Bylaw Provisions

The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder’s best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See “ – Overview of Corporate Opportunity and Conflict of Interest Policies,” “ – Corporate Opportunity Policy” and “ – Conflict of Interests Policy.”

Number of Directors; Removal; Filling Vacancies. The Bylaws provide that, subject to any rights of holders of preferred stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that GAMCO Investors, Inc. would have if there were no vacancies on the Board of Directors (the “Whole Board”), with the Whole Board consisting of not more than twelve nor less than three directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of preferred stock or any other series or class of stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder’s own nominees.

The Certificate of Incorporation provides that, subject to the rights of holders of preferred stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the “Trigger Date”), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.

Special Meetings. The Bylaws provide that, subject to the rights of holders of any series of preferred stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of GAMCO Investors, Inc. under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by GAMCO Investors, Inc.

The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.

Liability of Directors; Indemnification. GAMCO Investors, Inc.’s Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of GAMCO Investors, Inc. shall be liable to GAMCO Investors, Inc. or its shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director

(i)        if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or

(ii)         for any act or omission prior to the adoption of this provision.

As a result of this provision, GAMCO Investors, Inc. and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

The Bylaws provide that GAMCO Investors, Inc. will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of GAMCO Investors, Inc. or is or was serving at the request of GAMCO Investors, Inc. as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of GAMCO Investors, Inc., and with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.

Overview of Corporate Opportunity and Conflict of Interest Policies. In order to address certain potential conflicts of interest between GAMCO Investors, Inc. and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are at the time officers or directors of GAMCO Investors, Inc. have agreed to limitations on their activities in the investment management business other than Permissible Accounts. References to “Permissible Accounts” mean the funds and accounts managed outside GAMCO Investors, Inc. which are permitted under the Certificate of Incorporation of GAMCO Investors, Inc. In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of GAMCO Investors, Inc. as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of GAMCO Investors, Inc. and its subsidiaries and their respective officers, directors and shareholders in connection therewith.

For purposes of these provisions, which are summarized below,

(i)        “GAMCO Investors, Inc.” includes its subsidiaries and other entities in which we beneficially own 50% or more of the outstanding voting securities or comparable interests, and

(ii)        a “Gabelli” includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of GAMCO Investors, Inc. and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or comparable interests.

“Corporate opportunities” potentially allocable to GAMCO Investors, Inc. consist of business opportunities that

(i)        GAMCO Investors, Inc. is financially able to undertake;

(ii)         are, from their nature, in GAMCO Investors, Inc.’s actual line or lines of business and are of practical advantage to GAMCO Investors, Inc.; and

(iii)         are ones in which GAMCO Investors, Inc. has an interest or reasonable expectancy.

“Corporate opportunities” do not include transactions in which GAMCO Investors, Inc. or a Gabelli is permitted to participate pursuant to any agreement between GAMCO Investors, Inc. and such Gabelli that is in effect as of the time any equity security of GAMCO Investors, Inc. is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.

Corporate Opportunity Policy. Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and GAMCO Investors, Inc., such Gabelli will have a duty to communicate that opportunity to GAMCO Investors, Inc. and may not pursue that opportunity or direct it to another person unless GAMCO Investors, Inc. declines such opportunity or fails to pursue it.

If a director or officer of GAMCO Investors, Inc. other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both GAMCO Investors, Inc. and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.

First, a corporate opportunity offered to any person who is a director but not an officer of GAMCO Investors, Inc. and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to GAMCO Investors, Inc., as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of GAMCO Investors, Inc., respectively. Otherwise, the opportunity will belong to GAMCO Investors, Inc. to the same extent as if the opportunity came directly to GAMCO Investors, Inc.

Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of GAMCO Investors, Inc. and who is also a director or an officer of an entity which is at the time a Gabelli will belong to GAMCO Investors, Inc., unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.

Under the Certificate of Incorporation, a director or officer of GAMCO Investors, Inc. (other than a Gabelli) who acts in accordance with the foregoing two-part policy

(i)        will be deemed fully to have satisfied his or her fiduciary duties to GAMCO Investors, Inc. and its shareholders with respect to such corporate opportunity;

(ii)        will not be liable to GAMCO Investors, Inc. or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to GAMCO Investors, Inc.;

(iii)        will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of GAMCO Investors, Inc.; and

(iv)        will be deemed not to have breached his or her duty of loyalty to GAMCO Investors, Inc. or its shareholders and not to have derived an improper benefit therefrom.

Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to GAMCO Investors, Inc. pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or GAMCO Investors, Inc., as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

Conflict of Interests Policy. The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a “Transaction”) between GAMCO Investors, Inc. and

(i)        a Gabelli,

(ii)        any customer or supplier,

(iii)        any entity in which a director of GAMCO Investors, Inc. has a financial interest (a “Related Entity”), or

(iv)        one or more of the directors or officers of GAMCO Investors, Inc. or any Related Entity will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied.

Further, no Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of GAMCO Investors, Inc. or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person’s conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to GAMCO Investors, Inc. and its shareholders with respect to such Transaction if any of the following four requirements are met:

(i)        the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;

(ii)        the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;

(iii)        the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

(iv)        the Transaction is fair to GAMCO Investors, Inc. as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of GAMCO Investors, Inc.

The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to GAMCO Investors, Inc. and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to GAMCO Investors, Inc. and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to GAMCO Investors, Inc. or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of GAMCO Investors, Inc. by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and GAMCO Investors, Inc. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.

The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in GAMCO Investors, Inc.’s Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.

Listing. The Class A Common Stock is listed on the NYSE under the symbol “GBL.”

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

GAMCO Investors, Inc. may issue Stock Purchase Contracts, including contracts obligating holders to purchase from or sell to GAMCO Investors, Inc. and obligating GAMCO Investors, Inc. to sell to or purchase from the holders of these contracts, a specified number of shares of Class A Common Stock or preferred stock at a future date or dates or at the option of GAMCO Investors, Inc. The consideration per share of Class A Common Stock or preferred stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and debt securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase or to sell the Class A Common Stock or preferred stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require GAMCO Investors, Inc. to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions;

•	directly to purchasers,

•	through agents,

•	to or through underwriters or dealers, or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or other offering materials, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or other offering materials, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	in an “at the market” offering within the meaning of Rule 415(a)(4) of the Securities Act of 1933 (the “Securities Act”);

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or other offering materials, as the case may be.

Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless the applicable prospectus supplement states otherwise, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or other offering materials, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or other offering materials, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our Class A Common Stock which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities or preferred stock on any securities exchange or quotation system; any such listing with respect to any particular debt securities or preferred stock will be described in the applicable prospectus supplement or other offering materials, as the case may be.

Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of these transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or “FINRA,” the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or other offering materials, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Gabelli & Company

Gabelli & Company is a member of FINRA and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Gabelli & Company participates will conform with the requirements set forth in NASD Conduct Rule 2720.

This prospectus, together with any applicable prospectus supplement may also be used by Gabelli & Company in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Gabelli & Company may act as principal or agent in such transactions but it does not however have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Christopher J. Michailoff, Associate General Counsel of GAMCO Investors, Inc. Mr. Michailoff beneficially owns unvested restricted shares of the Class A Common Stock of GAMCO Investors, Inc. Certain other legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of GAMCO Investors, Inc. appearing in GAMCO Investors, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of GAMCO Investors, Inc.’s internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

GAMCO Investors, Inc.

% Senior Notes due 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

                             , 2011

Citi